EXHIBIT 3(B)

Selling Agreement for Group and Group Variable Annuities

This Agreement, dated                                                                                                                                               is entered into by

                                                                                                                                                                                                                       and

(Broker/Dealer)

(Affiliated or Associated Life Agent or Agency)

together referred to as (“Producer”), and StanCorp Equities, Inc. (“SEI”) under agreement with its affiliate Standard Insurance Company (“Standard”) in order to market and service certain group annuity and group variable annuity contracts identified as to form on Schedule A, which are issued by Standard and underwritten and distributed by SEI (“Contract” or “Contracts”). These Contracts will be marketed and sold through sales people who are appointed agents of Standard and registered representatives of the Producer (“Registered Representative” or “Registered Representatives”).

SEI and Producer are registered as Broker/Dealers with the Securities and Exchange Commission (“SEC”) and are members of the National Association of Securities Dealers, Inc. (“NASD”). The Producer or an affiliated or associated agency is also licensed as a life insurance agency under the insurance laws of the various states in which it operates.

In consideration of the mutual promises and covenants contained in this Agreement, SEI and Standard appoint Registered Representatives to solicit and procure applications for, and service the Contracts. This appointment is not deemed to be exclusive in any manner and only extends to those jurisdictions in which the Contracts have been approved for sale and in which Producer and respective Registered Representative are properly licensed and appointed. Applications shall be taken only on the application forms supplied by SEI and Standard. All completed applications, supporting documents and initial and subsequent payments are the sole property of SEI and Standard and must be promptly delivered to SEI and Standard at such address as they may from time to time designate. All applications are subject to acceptance by SEI and Standard in their sole discretion.

I.	SALES MATERIAL

Insofar as it relates to the Contracts specified in the attached Schedule A, Producer shall cause its officers, employees and Registered Representatives not to use any material or information, including but not limited to, written or audio-visual sales material unless such material has been provided or approved by SEI and Standard and by the NASD if appropriate. In no circumstance should such approval by SEI or Standard be construed to represent NASD or other regulatory approval. In accordance with the requirements of federal and certain state laws, Producer shall maintain complete records indicating the manner and extent of distribution of any such solicitation material. This material shall be made available to appropriate federal and state regulatory agencies as required by law or regulation. Producer shall hold SEI and Standard and its affiliates harmless from any liability arising from the use of any material which has not been specifically approved by SEI or Standard in writing, or used in a manner which is inconsistent with SEI or Standard’s approval.

Producer and its officers, employees, and Registered Representatives are not authorized to make any other representations concerning the Contracts except those contained in the sales material issued and approved by SEI and Standard.

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II.	COMPENSATION

Sales commissions for each Contract are established by a single case commission agreement between Standard, SEI and the Producer and shall be paid directly to Producer. These commissions will be paid as a percentage of deposits received and/or of accumulated assets, or as otherwise agreed by the owner of the Contract and accepted by Standard on applications obtained by the various Registered Representatives of Producer. In no event shall SEI and Standard be liable for payment with respect to any solicitation made, in whole or in part, by any person not appropriately licensed and registered prior to the commencement of such solicitation. Producer warrants that all necessary contractual arrangements are in place to enable SEI to pay Producer or any of its affiliates, for business produced by Registered Representatives of Producer in the jurisdiction in which they hold licenses. Producer shall pay all compensation, if any, due to any person including Registered Representatives with respect to Contracts which are subject to this Agreement, and no such Registered Representative or other person shall have any claim against SEI and Standard on account of the sale or service of any such Contracts. SEI and Standard shall have no obligation to make compensation payments except as provided herein.

Upon termination of this Agreement, all compensation to the Producer hereunder not earned prior to such termination shall cease; however, Producer shall continue to be liable for any chargebacks or for any other amounts advanced by or otherwise due to SEI and Standard hereunder. Further, with respect to any Contract that is rescinded or not issued by SEI and Standard, as determined by SEI and Standard in its sole discretion, 100% of compensation may be charged back.

If Producer or any Registered Representative shall at any time induce any owner of a Contract to relinquish the Contract except under circumstances where there is reasonable grounds for believing the Contract is not suitable for such person, any and all compensation due hereunder shall cease.

Nothing in this Agreement shall be construed as giving Producer the right to incur any indebtedness on behalf of SEI and Standard. Producer hereby authorizes SEI and Standard to set off its respective liabilities to SEI and Standard against any and all amounts otherwise payable to it by SEI and Standard.

III.	PRODUCER COMPLIANCE

Producer is a Broker/Dealer registered with the SEC and a member in good standing of the NASD and shall fully comply with the rules and requirements of the NASD and all other applicable federal and state laws, rules and regulations, including insurance laws, applicable to the transactions hereunder. Producer shall establish rules, procedures, supervisory and inspection techniques necessary to diligently supervise the activities of its Registered Representatives.

In the event Producer uses an affiliated or associated entity to satisfy broker-dealer requirements pursuant to permission granted by a no-action letter issued by the SEC, such affiliated or associated entity shall countersign this Agreement and shall be duly bound hereby.

IV.	RECORDKEEPING

Producer shall prepare and maintain full and accurate records of the business transacted by its Registered Representatives under this Agreement and shall forward to SEI and Standard such reports of said business as SEI and Standard may reasonably prescribe. SEI and Standard shall have the right to examine said records at reasonable times.

Selling Agreement for Group Annuities	Page 3

V.	INDEMNIFICATION

Producer agrees to indemnify and hold harmless SEI, Standard, and their affiliates, employees, officers and directors from any and all losses, expenses (including reasonable attorney’s fees and court costs), damages and liabilities to which SEI, Standard, and their affiliates, employees, officers and directors may become subject insofar as such losses, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) the non-performance or breach of this Agreement by Producer and/or its officers, employees or Registered Representatives, or (b) any untrue statements made by Producer and/or its officers, employees or Registered Representatives, unless such statement is contained in the approved sales material for any Contract.

Standard agrees to indemnify and hold harmless Producer, its affiliates, employees, officers, directors, and Registered Representatives from any and all losses, expenses (including reasonable attorney’s fees and court costs), damages and liabilities to which any of them may become subject insofar as such losses, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) the non-performance or breach of this Agreement by Standard and/or its affiliates, employees, officers or directors, or (b) any untrue statement contained in, or material omission from, the approved sales material for a Contract issued by Standard.

SEI agrees to indemnify and hold harmless Producer, its affiliates, employees, officers, directors, and Registered Representatives from any and all losses, expenses (including reasonable attorney’s fees and court costs), damages and liabilities to which any of them may become subject insofar as such losses, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) the non-performance or breach of this Agreement by SEI and/or its affiliates, employees, officers or directors, or (b) any untrue statement contained in, or material omission from, the approved sales material for a Contract issued by SEI.

VI.	FIDELITY BOND

Producer represents that all its directors, officers, employees and Registered Representatives who have access to funds of SEI and Standard or who are licensed pursuant to this Agreement are and will continue to be covered by a blanket fidelity bond including coverage for larceny, embezzlement and defalcation, issued by a reputable bonding company. This bond shall be maintained at Producer expense. Such bond shall be at least equivalent to the minimum coverage required under the NASD Conduct Rules, endorsed to extend coverage to life insurance and annuity transactions. Producer acknowledges that SEI and Standard may require evidence that such coverage is in force and Producer shall promptly give notice to SEI and Standard of any notice of cancellation or change of coverage.

VII.	LIMITATIONS OF AUTHORITY

The Contract forms are the sole property of Standard. No person other than Standard has the authority to make, alter or discharge any Contract, certificate, supplemental contract or form issued by Standard. Standard may make such changes, as it deems advisable in the conduct of its business or discontinue at any time issuing any of its forms or contracts and no liability to the Producer will attach to SEI and Standard by reason of Standard so doing. No person other than Standard has the right to waive any provision with respect to any Contract. No person other than Standard has the authority to enter into any proceeding in a court of law or before a regulatory agency in the name or on behalf of Standard.

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VIII.	COOPERATION

The parties hereto and their respective directors, officers, employees and Registered Representatives shall cooperate with one another in the investigation and settlement of all claims against either of them or their respective directors, officers, employees and Registered Representatives relating to the solicitation or sale of Contracts under this Agreement. Each party shall promptly forward to each other party any notice or other relevant information that may come into its possession, including, but not limited to customer complaints.

IX.	GENERAL PROVISIONS

A.	Waiver

Failure of any of the parties to promptly insist upon strict compliance with any of the obligations of any other party under this Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance.

B.	Independent Contractor

Producer and the Registered Representatives associated with Producer are independent contractors and not employees of SEI or Standard.

C.	Assignment

No assignment of this Agreement or of commissions or other payments under this Agreement shall be valid without the prior written consent of the other parties.

D.	Notice

Any notice pursuant to this Agreement shall be mailed, postage paid, to the addresses shown below or to such other address as the party shall give in writing to the other parties.

                                                                                  StanCorp Equities, Inc.

                                                                                 1100 S. W. Sixth Ave, 10th Fl

                                                                                  Portland, OR 97204

                                                                                  Attn: Jann Smith

                                                                                  Standard Insurance Company

                                                                                  Retirement Plans Division

                                                                                 P.O. Box 711

                                                                                  Portland, OR 97207-0711

                                                                                  Attn: Marilyn Bishop

                                                                                 Name

                                                                                  Address

                                                                                  City, State, Zip

                                                                                  Attn:

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E.	Severability

The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

F.	Amendment

This Agreement may be amended in writing signed by the parties to this Agreement.

G.	Termination

Any party upon written notice may terminate this Agreement, and termination shall be effective immediately.

H.	Confidentiality

During the course of performance under this Agreement, each party, its affiliates, and their respective officers, directors, employees, agents and Registered Representatives may or will obtain or have access to certain proprietary information of the other parties, or their affiliates, including, without limitation, information relating to a contractowner’s retirement plan and participant accounts in the retirement plan, “non-public personal information” (as defined under Title V of the Gramm-Leach-Bliley Act and regulations promulgated thereunder, as amended), and information concerning the operations and distribution practices of the other parties, or their affiliates (collectively the “Proprietary Information”). Each party agrees, for itself, its affiliates, and their respective officers, directors, employees, agents and Registered Representatives: (a) to keep the Proprietary Information confidential; (b) to use the such Proprietary Information only as is necessary to carry out the terms and conditions of this Agreement; and (c) not to disclose such information to others without prior written consent of that party, except as may be required by law.

This Subsection H will continue in force after the termination of this Agreement.

I.	Anti-Money Laundering Requirements and Economic Sanctions Programs

Each of the parties agrees to comply with all applicable anti-money laws, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA Patriot Act (“the Act”), its implementing regulations, and related to SEC and SRO rules as applicable. These requirements include but are not limited to requirements to identify and report currency transactions and suspicious activity, to verify customer identity, to conduct customer due diligence and to implement anti-money laundering compliance programs.

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IN WITNESS WHEREOF, the parties have executed this Agreement to take effect on the date set forth above.

BROKER/DEALER:

Name of Life Agent or Agency (if other than Broker/Dealer)

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

STANCORP EQUITIES, INC. 1100 S.W. Sixth Avenue, 10th F Portland, OR 97204	STANDARD INSURANCE COMPANY P.O. Box 711 Portland, OR 97207

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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SCHEDULE A

GROUP ANNUITY CONTRACTS

•	Standard Insurance Company Group Annuity Contract GAC (01/99) and state-specific versions (Unregistered)

•	Standard Insurance Company Group Variable Annuity Contract